EXHIBIT 10.117
AMENDED AND RESTATED
INTERCREDITOR AGREEMENT
     INTERCREDITOR AGREEMENT, dated as of December 31, 2008, between David R. Vey, an individual (“Vey”), Oak Harbor Investment Properties, L.L.C., a Louisiana limited liability company (“Oak Harbor”), Vey Associates Incorporated, a Louisiana corporation (“Associates”), and Sedona Corporation (“Sedona”).
     WHEREAS, certain of the parties entered into an Intercreditor Agreement as of October 23, 2006; and
     WHEREAS, the current parties desire to amend and restate the Intercreditor Agreement as reflected herein; and
     WHEREAS, Oak Harbor has extended a loan to Sedona Corporation (“Sedona”), as evidenced by a certain promissory note dated August 17, 2006 from Sedona to Oak Harbor in the principal sum of ONE MILLION FORTY THOUSAND FOUR HUNDRED TWO and 22 /100 Dollars ($1,040.402.22), (the “Oak Harbor Note”), which such note is secured by a first priority lien and pledge of Receivables and certain other assets of Sedona pursuant to the terms and provisions of an Amended and Restated Security Agreement dated as of October 23, 2006, between Sedona and Oak Harbor (the “Oak Harbor Security Agreement”); and
     WHEREAS, Vey has also extended loans to Sedona evidenced by a restated consolidated convertible promissory note, dated December 31, 2008, in the aggregate principal sum of Four Million One Hundred Thousand Dollars ($4,100,000) (the “Consolidated Note”); which such note is secured by a subordinate lien and pledge of the Receivables and certain other assets of Sedona pursuant to the terms of a Security Agreement, dated as of October 23, 2006 between Sedona and Vey (the “Vey Security Agreement”); and
     WHEREAS, Associates has also extended loans to Sedona as evidenced by a convertible promissory note, dated December 30, 2008, in the aggregate principal sum of up to TWO MILLION TWO HUNDRED FIFTY THOUSAND and 00/100 Dollars ($2,250,000) (the “New Note”), which such note is secured by a subordinate lien and pledge of the Receivables and certain other assets of Sedona pursuant to the terms of a Security Agreement, dated as of December 30, 2008 between Sedona and Associates (the “Associates Security Agreement”);
     NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     Section 1. Certain Defined Terms. As used in this Agreement, the following capitalized terms shall have the meanings respectively assigned to them below.
“Agreement” shall mean this Intercreditor Agreement, as the same may be amended, supplemented, modified, amended or restated from time to time in the manner provided herein.

“Notes” shall collectively mean the Oak Harbor Note, the Consolidated Note and the New Note.
“Security Agreements” shall collectively mean the Oak Harbor Security Agreement, the Vey Security Agreement and the Associates Security Agreement.
     Section 2. Subordination of the New Note and the Consolidated Note to Oak Harbor Note. Vey and Associates hereby postpone and subordinate, to the extent and in the manner provided in this Agreement, any and all obligations of Sedona pursuant to the New Note and the Consolidated Note to the obligations arising under the Oak Harbor Note and any renewals, extensions, increases or modifications to such note. Until the Oak Harbor Note has been fully and finally paid, neither Sedona, Associates nor Vey shall take or permit any action prejudicial to or inconsistent with Oak Harbor’s priority position over Associates and Vey that is created by this Agreement. Associates and Vey agree that the Oak Harbor Note may, in whole or in part, be renewed, extended, increased, modified, accelerated, compromised, settled or released and that any collateral security or liens for the Oak Harbor Note may, from time to time in whole or in part, be exchanged, sold, released or surrendered, as Oak Harbor may deem advisable, all without impairing the subordination contained in this Agreement.
     Section 3. Subordination of the Consolidated Note to the New Note. Vey hereby postpones and subordinates, to the extent and in the manner provided in this Agreement, any and all obligations of Sedona pursuant to the Consolidated Note to the obligations arising under the New Note and any renewals, extensions, increases or modifications to such note. Until the New Note has been fully and finally paid, neither Sedona nor Vey shall take or permit any action prejudicial to or inconsistent with Associates’ priority position over Vey that is created by this Agreement. Vey agrees that the New Note may, in whole or in part, be renewed, extended, increased, modified, accelerated, compromised, settled or released and that any collateral security or liens for the New Note may, from time to time in whole or in part, be exchanged, sold, released or surrendered, as Associates may deem advisable, all without impairing the subordination contained in this Agreement.
     Section 4. Priority of Payment Upon the Acceleration of the New Note or the Consolidated Note.
     (a) In the event that either the New Note or the Consolidated Note are declared due and payable before their stated maturity, then and in such event no payment or distribution of any kind or character shall be made in respect of the New Note or the Consolidated Note, and Oak Harbor shall be entitled to receive payment in full in cash of all amounts due or to become due or in respect of the Oak Harbor Note (whether or not an event of default has occurred thereunder or such Oak Harbor Note has been declared due and payable prior to the date on which it would otherwise have become due and payable), before either Vey or Associates is entitled to receive any payment or distribution of any kind or character (including any payment which may be payable by reason of the payment of any other indebtedness of Sedona being subordinate to the payment of the New Note or Consolidated Note by Sedona).
     (b) In the event that the Consolidated Note is declared due and payable before its stated maturity and after payment in full of the Oak Harbor Note, then and in such event no payment or distribution of any kind or character shall be made in respect of the Consolidated Note and Associates shall be entitled to receive payment in full in cash of all amounts due or to become due or in respect of the New Note (whether or not an event of default has occurred thereunder or such New Note has been declared due and payable prior to the date on which it would otherwise have become due and payable), before Vey is entitled to receive any payment or distribution of any kind or character (including any payment which may be payable by reason of the payment of any other indebtedness of Sedona being subordinate to the payment of the Consolidated Note by Sedona).
     Section 5. Priority. As long as notice of an event of default has not been received pursuant to the terms of any of the Notes, payments shall be made and received by Vey, Associates, or Oak Harbor or their successors or assigns in accordance with the terms and conditions of such Notes. Except as otherwise set forth in this Agreement, Vey, Associates and Oak Harbor and their successors and assigns hereby agree that as among themselves, if notice of an event of default has been received under any of the Notes: (a) all payments received thereafter pursuant to the Notes shall be applied in accordance with the following order of priority: (i) payment in full of the Oak Harbor Note; (ii) payment in full of the New Note; and (iii) payment in full of the Consolidated Note; and (b) except as expressly provided herein, if Vey, Associates or Oak Harbor shall collect or receive any sums or any collateral for any party they shall forthwith deliver such sums to the proper party in the form received. Until such delivery, the sums shall be held in trust for the benefit of the proper party and shall not be commingled with other funds or property.
     Section 6. Subordination Absolute. The parties hereto covenant and agree that their subordinations and other covenants and agreements under this Agreement shall: (i) be absolute and unconditional, irrespective of the validity, legality, binding effect or enforceability of any terms and provisions of the Notes or the Security Agreements; and (ii) remain and continue in full force and effect without regard to any waiver of any term or provision of the Notes and Security Agreements. In the event of a conflict between the terms of this Agreement and the Notes or the Security Agreements, the terms of this Agreement shall govern.
     Section 7. Validity of Junior Debt. The provisions of this Agreement subordinating: (i) the New Note and the Consolidated Note to the Oak Harbor Note, and (ii) the Consolidated Note to the New Note, are solely for the purpose of defining the relative rights of the parties and shall not impair, the obligation of Sedona, which is unconditional and absolute, to pay each of the Notes in accordance with its terms, nor shall any such provisions prevent any party from exercising all remedies otherwise permitted by applicable law or under any instrument or agreement evidencing the Notes upon default thereunder, subject to the terms hereof and: (i) the rights of Oak Harbor hereunder to receive cash, property or securities otherwise payable or deliverable to Vey or Associates until the Oak Harbor Note is paid in full; and (ii) upon payment of the Oak Harbor Note, the rights of Associates hereunder to receive cash, property or securities otherwise payable or deliverable to Vey until the New Note is paid in full.
     Section 8. Duration and Termination. This Agreement shall constitute a continuing agreement of subordination, and shall remain in effect until the Notes have been fully and finally paid. Neither the death, nor the bankruptcy of any of the parties shall effect a termination hereof. Oak Harbor may, without notice to Vey or Associates, extend or continue credit and make other financial accommodations to, or for the account of Sedona in reliance upon this Agreement. Associates may, without notice to Vey, extend or continue credit and make other financial accommodations to, or for the account of Sedona in reliance upon this Agreement. The obligations of Vey and Associates under this Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time any payment in respect of the Oak Harbor Note is rescinded or must otherwise be restored or returned by Oak Harbor by reason of any bankruptcy, reorganization, arrangement, composition or similar proceeding or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Sedona or any substantial part of its property, or otherwise, all as though such payment had not been made. The obligations of Vey under this Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time any payment in respect of the New Note is rescinded or must otherwise be restored or returned by Associates by reason of any bankruptcy, reorganization, arrangement, composition or similar proceeding or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Sedona or any substantial part of its property, or otherwise, all as though such payment had not been made.
     Section 9. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Louisiana without regard to the choice of law or conflicts of law provisions thereof. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the non-exclusive jurisdiction of the courts of the State of Louisiana and of the United States of America, located in the State of Louisiana         , for any action, proceeding or investigation in any court or before any governmental authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby, and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transaction contemplated hereby in the courts of the State of Louisiana or the United States of America, located in the State of Louisiana , and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum.
     Section 10. Counterparts/Facsimile/Amendments. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument. Except as otherwise stated herein, in lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original. This Agreement may be amended only by a writing executed by all parties.
     Section 11. Entire Agreement. This Agreement, sets forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements) negotiations and understandings between the parties, both oral and written relating to the subject matter hereof.
     Section 12. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.
     Section 13. Headings. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
     Section 14. Binding Effect. This Agreement shall be binding upon and inure to the benefit of Oak Harbor and its successors and its assigns, and to Vey and his heirs, legal representatives, administrators, executors, successors and assigns.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

Oak Harbor Investment Properties LLC
By:	/s/ David R. Vey

/s/ David R. Vey
David R. Vey

Vey Associates Incorporated
By:	/s/ David R. Vey
David R. Vey. President

Sedona Corporation
By:	/s/ Scott Edelman
Scott Edelman
President and CEO

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